Exhibit 10(viii)

NUCOR CORPORATION

SENIOR OFFICERS LONG-TERM INCENTIVE PLAN

SUPPLEMENT TO THE NUCOR CORPORATION 2025 OMNIBUS INCENTIVE COMPENSATION PLAN

effective December 2, 2025

NUCOR CORPORATION

SENIOR OFFICERS LONG-TERM INCENTIVE PLAN

SUPPLEMENT TO THE NUCOR CORPORATION 2025 OMNIBUS INCENTIVE COMPENSATION PLAN

Table of Contents

Page

ARTICLE I Introduction		1
ARTICLE II Definitions		1
2.1	Adjusted Net Earnings	1
2.2	Average Invested Capital	1
2.3	Beneficiary	1
2.4	Compensation	1
2.5	Deferral Account	2
2.6	Deferral Agreement	2
2.7	Eligible Employee	2
2.8	Employee	2
2.9	General Industry Peer Group	2
2.10	Invested Capital	2
2.11	Performance Award	2
2.12	Performance Objectives	2
2.13	Performance Period	2
2.14	Plan	3
2.15	Restricted Stock Performance Award	3
2.16	Return on Average Invested Capital	3
2.17	Separation from Service	3
2.18	Steel Industry and End-Market Comparators Peer Group	3
2.19	Target Performance Award	3
ARTICLE III Performance Awards		4
3.1	Performance Awards	4
3.2	Performance Award Payments	6
3.3	Deferrals of Restricted Stock Performance Awards	7
ARTICLE IV Miscellaneous		9
4.1	Amendment or Termination	9
4.2	Code Section 409A	9
4.3	Local Law Adjustments; Sub-Plans	10
4.4	Special Provisions for Certain Eligible Employees	10

i

NUCOR CORPORATION

SENIOR OFFICERS LONG-TERM INCENTIVE PLAN

SUPPLEMENT TO THE NUCOR CORPORATION 2025 OMNIBUS INCENTIVE COMPENSATION PLAN

ARTICLE I
Introduction

This Plan constitutes a supplement to the Nucor Corporation 2025 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) and sets for the terms and provisions applicable to annual incentive compensation that may be earned by the Company’s senior officers. The terms and provisions of the Omnibus Plan, including its definitions, are incorporated into this Plan by reference. In the event of any conflict or inconsistency between the Plan and this Plan, the terms and provisions of the Omnibus Plan shall govern and control.

ARTICLE II
Definitions

As used herein, the following words and phrases shall have meanings set forth below unless the context clearly indicates otherwise:

2.1 Adjusted Net Earnings. Adjusted Net Earnings for a Performance Period means the consolidated net earnings attributable to stockholders reported by the Company for the Performance Period in accordance with generally accepted accounting principles, before reported extraordinary items, but after charges or credits for taxes measured by income and Performance Awards under this Plan and performance awards under the Nucor Corporation Senior Officers Annual Incentive Plan.

2.2 Average Invested Capital. Average Invested Capital for a Performance Period means the average of the Invested Capital of the Company as of the last day of the immediately preceding Performance Period and the last day of each fiscal quarter in the Performance Period.

2.3 Beneficiary. Beneficiary means the person or persons designated by an Eligible Employee who are to receive any amounts payable under the Plan following the death of the Eligible Employee.

2.4 Compensation. Compensation for a Performance Period means the annual base salary rate payable to an Eligible Employee as of the beginning of a Performance Period (or, if later, the date the Eligible Employee commences participation in the Plan), before reduction pursuant to any plan or agreement between the Eligible Employee and the Company or any Subsidiary whereby compensation is deferred, including, without limitation, a plan whereby compensation is deferred in accordance with Code Section 401(k) or reduced in accordance with Code Section 125. Compensation shall not include any other form of compensation, whether taxable or non-taxable, including, but not limited to, annual or long-term incentive compensation, commissions, gains from the exercise or vesting of stock options, restricted stock or other equity-based awards or any other forms of additional compensation.

2.5 Deferral Account. Deferral Account means the individual bookkeeping account maintained by the Company for an Eligible Employee to record the deferral of the Eligible Employee’s Restricted Stock Performance Awards and any restricted stock awards previously deferred under the substantially similar provisions of the predecessors to this Plan.

2.6 Deferral Agreement. Deferral Agreement means the agreement or agreements entered into by an Eligible Employee which provide for the deferral of the Eligible Employee’s Restricted Stock Performance Award for a Performance Period.

2.7 Eligible Employee. Eligible Employee means any Employee who is a senior officer of the Company or a Subsidiary and designated by the Committee as an Eligible Employee.

2.8 Employee. Employee means any person who is employed by the Company, including any such person who also serves as a member of the Board.

2.9 General Industry Peer Group. General Industry Peer Group for a Performance Period means a comparison peer group of not less than ten (10) companies designated by the Committee not later than ninety (90) days after the beginning of the Performance Period which are engaged in capital intensive industries and classified in either the Materials Sector or the Industrials Sector of the Global Industry Classification Standard.

2.10 Invested Capital. Invested Capital means the sum of (a) long-term debt (comprising bonds, debentures and promissory notes having a maturity at the time of execution of more than one (1) year), (b) issued capital stock, (c) additional paid-in capital and (d) earnings retained in the business and reserves created by appropriations therefrom, minus the cost of treasury stock, all as shown in the Company’s consolidated balance sheet.

2.11 Performance Award. Performance Award means the incentive compensation awarded and payable to an Eligible Employee pursuant to Section 3.1 for a Performance Period.

2.12 Performance Objectives. . Performance Objectives means the achievement of one or more of the following criteria, or such other criteria, as may be determined by the Committee: (a) Return on Average Invested Capital; (b) revenue performance; (c) earnings before interest, taxes, depreciation and amortization; (d) earnings before interest, taxes and amortization; (e) operating income; (f) pre- or after-tax income; (g) cash flow; (h) cash flow per share; (i) net earnings attributable to stockholders; (j) earnings per share; (k) return on invested capital; (l) return on assets; (m) economic value added (or an equivalent metric); (n) stock price performance; (o) total stockholder return; (p) improvement in or attainment of expense levels; (q) improvement in or attainment of working capital levels; or (r) debt reduction. Any of the Performance Objectives set forth above may measure performance on a Company-wide basis or with respect to one or more business units, divisions or Subsidiaries, and either in absolute terms, relative to the performance of one or more similarly situated companies, relative to the performance of an index covering a peer group of companies, relative to the performance of a group of designated companies, or other external measures of the selected Performance Objective.

2.13 Performance Period. Performance Period means:

(a) the one (1) fiscal year period commencing on the January 1 coinciding with or immediately preceding the date an Eligible Employee commences participation in the Plan and ending on the immediately succeeding December 31;

(b) the two (2) fiscal year period commencing on the January 1 coinciding with or immediately preceding the date an Eligible Employee commences participation in the Plan and ending on December 31 of the immediately succeeding fiscal year; and

(c) each period of three (3) consecutive fiscal years of the Company commencing on the January 1 coinciding with or immediately preceding the date an Eligible Employee commences participation in the Plan and on each January 1 thereafter.

2.14 Plan. As used in this Appendix B, Plan means the Nucor Corporation Senior Officers Long-Term Incentive Plan, as set forth herein and as amended from time to time.

2.15 Restricted Stock Performance Award. Restricted Stock Performance Award is defined in Section 4.2.

2.16 Return on Average Invested Capital. Return on Average Invested Capital for a Performance Period means an amount, expressed as a percentage, determined by dividing (a) the Company’s Adjusted Net Earnings for the Performance Period by (b) the Company’s Average Invested Capital for the Performance Period.

2.17 Separation from Service. Separation from Service means the termination of an Eligible Employee’s employment with the Company, provided such termination also constitutes a separation from service under Section 409A of the Code.

2.18 Steel Industry and End-Market Comparators Peer Group. Steel Industry and End-Market Comparators Peer Group for a Performance Period means a comparison peer group of not less than five (5) companies, designated by the Committee not later than ninety (90) days after the beginning of the Performance Period, that are either steel manufacturers or companies that sell into similar end-markets as the Company.

2.19 Target Performance Award. Target Performance Award for an Eligible Employee for a Performance Period means that number of shares of the Company’s common stock determined by dividing (a) the target award percentage of the Eligible Employee’s Compensation set by the Committee for the Performance Period by (b) the closing price at which shares of the Company’s common stock are sold regular way on the New York Stock Exchange on the last trading day immediately preceding the beginning of the Performance Period. The Target Performance Award shall not be rounded up or down to a whole number of shares.

Notwithstanding the foregoing, in the event () an Eligible Employee commences participation in the Plan effective as of any day other than January 1, () the employment of an Eligible Employee terminates during a Performance Period on or after the date the Eligible Employee attains age fifty-five (55) or due to the Eligible Employee’s death or disability, or () an Employee ceases for any reason to be an Eligible Employee during a Performance Period on or after the date the Eligible Employee attains age fifty-five (55) (but remains an Employee), then in any of such events, the Eligible Employee’s Target Performance Award shall be adjusted by multiplying such Target Performance Award by a fraction, the numerator of which is the number of complete calendar months during the Performance Period that the Eligible Employee was employed by the Company and participating in the Plan, and the denominator of which is the total number of calendar months in the Performance Period.

ARTICLE III
Performance Awards

3.1 Performance Awards.

(a) Maximum Performance Awards. The maximum Performance Award that may be made to an Eligible Employee with respect to any Performance Period shall be two (2) times the Eligible Employee’s Target Performance Award for the Performance Period. All Performance Awards under the Plan shall be based on the Company’s relative Return on Average Invested Capital in accordance with Section 3.1(b).

(b) Awards Based on Relative Return on Average Invested Capital.

(i) Steel Industry and End-Market Comparators Peer Group. Fifty percent (50%) of the maximum Performance Award for a Performance Period (i.e., 100% of the number of shares of the Company’s common stock comprising the Eligible Employee’s Target Performance Award for the Performance Period) shall be available for award based on the Company’s Return on Average Invested Capital for the Performance Period relative to the return on average invested capital of each company in the Steel Industry and End-Market Comparators Peer Group for the Performance Period. Not later than ninety (90) days after the beginning of each Performance Period, the Committee shall designate, in writing, the amount of the Performance Award that will be made to each Eligible Employee, expressed as a percentage of the number of shares comprising the Eligible Employee’s Target Performance Award for the Performance Period, for levels of Return on Average Invested Capital for the Performance Period when ranked against the return on average invested capital of the members of the Steel Industry and End-Market Comparators Peer Group for the Performance Period.

(ii) General Industry Peer Group. The remaining fifty percent (50%) of the maximum Performance Award for a Performance Period (i.e., 100% of the number of shares of the Company’s common stock comprising the Eligible Employee’s Target Performance Award for the Performance Period) shall be available for award based on the Company’s Return on Average Invested Capital for the Performance Period relative to the return on average invested capital of each company in the General Industry Peer Group for the Performance Period. Not later than ninety (90) days after the beginning of each Performance Period, the Committee shall designate, in writing, the amount of the Performance Award that will be made to each Eligible Employee, expressed as a percentage of the number of shares comprising the Eligible Employee’s Target Performance Award for the Performance Period, for levels of Return on Average Invested Capital for the

Performance Period when ranked against the return on average invested capital of the members of the General Industry Peer Group for the Performance Period.

The Committee’s designation of the amount of the Performance Award for the Company’s rankings against the Steel Industry and End-Market Comparators Peer Group and the General Industry Peer Group shall provide approximately equal progression in the amount of the award from the minimum to the maximum amount that may be awarded under Section 3.1(b). The Company’s Steel Industry and End-Market Comparators Peer Group and General Industry Peer Group rankings shall be based on the most recent available financial information for the members of the Steel Industry and End-Market Comparators Peer Group and General Industry Peer Group.

(c) Performance Objectives Adjustments; Reduction or Forfeiture of Performance Awards. Notwithstanding the foregoing provisions of this Section 3.1:

(i) The Committee may adjust, modify or amend the Performance Objectives, either in establishing the criteria or in determining the extent to which any Performance Objectives has been achieved. In particular, the Committee shall have the discretionary authority to make equitable adjustments to the Performance Objectives where necessary (A) in response to any reduction in the number of members of the General Industry Peer Group or Steel Industry and End-Market Comparators Peer Group that may occur during a Performance Period, (B) to account for differences in accounting principles used by members of the General Industry Peer Group or Steel Industry and End-Market Comparators Peer Group to report their financial performance, (C) in response to changes in applicable laws or regulations, (D) to account for items of gain, loss or expense that are related to the disposal (or acquisition) of a business or change in accounting principles that was not anticipated, (E) to account for unusual or non-recurring transactions that were not anticipated, or (F) to reflect other unusual, non-recurring or unexpected items similar in nature to the foregoing as determined in good faith by the Committee. Any such adjustments may be made with respect to the performance of any Subsidiary, division or operating unit, as applicable, and shall be made in a consistent manner for year-to-year.

(ii) If the Company has no reported net earnings for a Performance Period that ends prior to a Change in Control, no Performance Awards will be made with respect to the Performance Period.

(iii) The Committee in its sole and exclusive discretion may reduce (including a reduction to zero) the amount of the Performance Awards otherwise payable to Eligible Employees under the Plan for a Performance Period that ends prior to a Change in Control, provided the same percentage reduction is made to all of the Performance Awards otherwise payable for the Performance Period.

(iv) If the employment of an Eligible Employee is terminated during a Performance Period prior to the Eligible Employee’s attainment of age fifty-five (55) for any reason other than the Eligible Employee’s death or disability, the

Eligible Employee shall not receive any Performance Award under the Plan for the Performance Period.

(v) If an Employee ceases to be an Eligible Employee during a Performance Period for any reason (including due to a change in position or title) prior to the date the Eligible Employee attains age fifty-five (55), the Employee shall not receive any Performance Award under the Plan for the Performance Period.

(d) Performance Awards Following a Change in Control. Notwithstanding Section 3.1,

(i) the Performance Award for each Performance Period in progress when a Change in Control occurs shall be equal to the greater of (A) the Performance Award calculated in the manner described in Section 3.1 based on the Company’s Return on Average Invested Capital relative to the Steel Industry and End-Market Comparators Peer Group and the General Industry Peer Group as of the end of the calendar quarter immediately preceding the Change in Control or (B) the Eligible Employee’s Target Performance Award for such Performance Period; and

(ii) if an Employee ceases to be an Eligible Employee during any such Performance Period due to a change in position or title, an involuntary termination of the Employee’s employment by the Company without Cause or the Employee’s resignation with Good Reason, the Employee shall be entitled to receive a Performance Award equal to the amount described in Section 3.1(d)(i) adjusted by multiplying such Performance Award by a fraction, the numerator of which is the number of complete calendar months during the Performance Period that the Eligible Employee was employed by the Company and participating in the Plan, and the denominator of which is the total number of calendar months in the Performance Period.

3.2 Performance Award Payments.

(a) Time of Payments. An Eligible Employee’s Performance Award shall be paid by the Company to the Eligible Employee or the Beneficiary within thirty (30) days after the later of (i) the completion of the independent audit of the Company’s financial statements for the Performance Period or (ii) the date the Committee certifies in writing the amount of Performance Awards payable under Section 3.1. In no event, however, shall payment of a Performance Award be made later than two and one-half (2½) months after the end of the Performance Period for the Performance Award. Solely for purposes of this Section 3.2, the Beneficiary shall be the Eligible Employee’s estate.

(b) Form of Payments Prior to a Change in Control. The value of fifty percent (50%) of the shares comprising an Eligible Employee’s Performance Award for a Performance Period ending prior to a Change in Control, determined by multiplying the number of such shares by the closing price at which shares of the Company’s common stock are sold regular way on the New York Stock Exchange on the last trading day of the Performance Period, shall be paid to the Eligible Employee in cash, less applicable payroll and withholding taxes. The remaining fifty percent (50%) of the shares comprising the Eligible Employee’s Performance Award shall be rounded down to the next lower whole number of shares. Such whole number of shares shall constitute the Eligible Employee’s “Restricted Stock Performance Award” and shall be delivered to the Eligible Employee, unless the Eligible Employee makes an election in accordance with Section 3.3 to defer payment of the Restricted Stock Performance Award.

(c) Vesting of Restricted Stock Performance Awards. The Restricted Stock Performance Award shares shall become vested in the Eligible Employee (i) upon the Eligible Employee’s attainment of age fifty-five (55) while employed by the Company, (ii) in the event the Eligible Employee dies or becomes disabled while employed by the Company, (iii) in the event the Eligible Employee’s employment with the Company is terminated after a Change in Control due to an involuntary termination by the Company without Cause or the Eligible Employee’s resignation with Good Reason or (iv) if earlier than any of the foregoing events, in installments based on the Eligible Employee’s continued employment with the Company or a Subsidiary through each of the following vesting dates:

Vesting Date	Vested Portion of Restricted Stock Performance Award
1st anniversary of payment date	33-1/3%
2nd anniversary of payment date	66-2/3%
3rd anniversary of payment date	100%

In the event an Eligible Employee’s employment with the Company and its Subsidiaries terminates for any reason, the Eligible Employee shall, for no consideration, forfeit to the Company coincident with such termination all shares in the Restricted Stock Performance Award that have not become vested in the Eligible Employee pursuant to the foregoing provisions of this Section 3.2(c).

(d) Form of Payments After a Change in Control. The value of one hundred percent (100%) of the shares comprising an Eligible Employee’s Performance Award for a Performance Period ending after a Change in Control, determined by multiplying the number of such shares by the closing price at which shares of the Company’s common stock are sold regular way on the New York Stock Exchange on the last trading day prior to the Change in Control shall be paid to the Eligible Employee in cash, less applicable payroll and withholding taxes.

3.3 Deferrals of Restricted Stock Performance Awards.

(a) Deferral Agreement. Each Eligible Employee may elect, by entering into a Deferral Agreement with the Company, to defer payment of all (and not less than all) of the Restricted Stock Performance Award otherwise payable to the Eligible Employee for a

Performance Period. To be effective to defer the payment of a Restricted Stock Performance Award, an Eligible Employee must complete and return a Deferral Agreement to the Company in accordance with procedures established by the Committee for such purpose on or before the date that is six (6) months before the end of the Performance Period; provided, however, an Employee who first becomes an Eligible Employee during a Performance Period shall not be permitted to enter into a Deferral Agreement for the deferral of a Restricted Stock Performance Award for such Performance Period.

An Eligible Employee’s Deferral Agreement shall be effective for one Performance Period. Therefore, an Eligible Employee must complete and sign a Deferral Agreement and return the agreement to the representative of the Company designated by the Committee on or before the date that is six (6) months before the end of the Performance Period for which a deferral of a Restricted Stock Performance Award is intended to be made.

(b) Deferral Accounts. In the event an Eligible Employee defers the payment of a Restricted Stock Performance Award, the number of shares comprising such award shall be converted into an equivalent number of common stock units, and such units shall be credited to a Deferral Account established and maintained in the Eligible Employee’s name on the books and records of the Company.

(c) Dividend Equivalent Payments; Adjustments to Common Stock Units. The Company shall pay to each Eligible Employee in cash, less applicable payroll and withholding taxes, within thirty (30) days after the payment date of any cash dividend with respect to shares of the Company’s common stock a dividend equivalent payment equal to the number of common stock units credited to the Eligible Employee’s Deferral Account as of the record date for such dividend multiplied by the per share amount of the dividend.

In the event a dividend with respect to shares of the Company’s common stock shall be declared and paid in additional shares or in the event the outstanding shares of the Company’s common stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation or changed into or exchanged for cash or property or the right to receive cash or property, then the Committee shall in its discretion equitably adjust the common stock units credited to the Deferral Accounts under the Plan to prevent substantial dilution or enlargement of the rights of Eligible Employees under the Plan.

(d) Vesting. An Eligible Employee shall become vested in the common stock units credited to the Eligible Employee’s Deferral Account in accordance with the vesting provisions of Section 3.2(b) that would have applied to the Restricted Stock Performance Award shares from which such units were derived.

(e) Payment of Deferral Accounts. Subject to Section 4.2, the vested portion of an Eligible Employee’s Deferral Account shall be paid to the Eligible Employee no earlier than fifteen (15) days and no later than ninety (90) days after the Eligible Employee’s Separation from Service. The form of payment shall be one share of the Company’s common stock for each common stock unit and cash for any fractional unit credited to the vested portion of the Deferral Account.

In accordance with procedures established by the Committee, but in no event later than the date an Eligible Employee enters into his or her first Deferral Agreement with the Company under the Plan, the Eligible Employee may elect a single sum payment of the Eligible Employee’s Deferral Account or payment in installments over a term certain of not more than five (5) years. In the event an Eligible Employee fails to make a valid method of payment election, the Eligible Employee shall be deemed to have elected payment of the Eligible Employee’s Deferral Account in a single sum payment of shares of Company common stock and cash for any fractional unit credited to the vested portion of the Deferral Account. Subject to the immediately succeeding paragraph, an Eligible Employee’s method of payment election shall be irrevocable and remain in effect for all common stock units credited to the Eligible Employee’s Deferral Account in respect of Restricted Stock Performance Awards for all Performance Periods beginning after the date the election is made.

(f) Payment Following Death. An Eligible Employee may designate and change at any time the Beneficiary who is to receive distribution of the vested portion of the Eligible Employee’s Deferral Account in the event of the Eligible Employee’s death. Any such designation or change shall not be effective until received by the representative of the Company designated by the Committee. If an Eligible Employee has not properly designated a Beneficiary, if for any reason such designation shall not be legally effective, or if the designated Beneficiary shall predecease the Eligible Employee, then the Eligible Employee’s estate shall be treated as the Beneficiary.

In the event of an Eligible Employee’s death prior to distribution of all common stock units credited to the Eligible Employee’s Deferral Account, the Eligible Employee’s Beneficiary shall receive a distribution of the vested portion of such units (in the form of shares of Company common stock and cash for any fractional unit credited to the Deferral Account) as soon as practicable but in no event later than ninety (90) days following the Eligible Employee’s death in a single sum payment.

ARTICLE IV
Miscellaneous

4.1 Amendment or Termination.

The Board expressly reserves for itself and for the Committee the right and the power to amend or terminate the Plan at any time. Unless the Committee otherwise expressly provides at the time the action is taken, no Performance Awards shall be paid to any Eligible Employee on or after the date of any termination of the Plan.

4.2 Code Section 409A.

Notwithstanding anything in the Plan to the contrary, if any amount or benefit that the Company determines would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan by reason of an Eligible Employee’s Separation from Service, then to the extent necessary to comply with Code Section 409A:

(a) if the payment or distribution is payable in a lump sum, the Eligible Employee’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Eligible Employee’s death or the seventh month following the Eligible Employee’s Separation from Service; and

(b) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six (6) month period immediately following the Eligible Employee’s Separation from Service will be accumulated and the Eligible Employee’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Eligible Employee’s death or the seventh month following the Eligible Employee’s Separation from Service and paid on the earlier of such dates, without interest, and the normal payment or distribution schedule for any remaining payments or distributions will commence.

4.3 Local Law Adjustments; Sub-Plans.

To facilitate the making of any Performance Award under this Plan, the Committee may adopt rules and provide for such special terms for Performance Awards to Eligible Employees who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Without limiting the foregoing, the Committee is authorized to adopt rules and procedures for the conversion of local currency, taxes, withholding procedures and handling of stock certificates which vary with the customs and requirements of particular countries. The Company may adopt sub-plans and establish escrow accounts and trusts, and settle Performance Awards in cash in lieu of shares, as may be appropriate or required for particular locations and countries.

4.4 Special Provisions for Certain Eligible Employees.

All Performance Awards for Eligible Employees subject to Section 16(b) of the Securities Exchange Act of 1934 shall be deemed to include any such additional terms, conditions, limitations and provisions as Rule 16b-3 requires.